Exhibit 5.1

March 23, 2012

Great Plains Energy Incorporated
1200 Main Street
Kansas City, MO  64105

Re:           Great Plains Energy Incorporated (the “Company”) Registration Statement on Form S-8 Relating to 2,000,000 Additional Shares of Common Stock, Including Related Plan Interests

Ladies and Gentlemen:

I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of (i) 2,000,000 additional shares (the “Shares”) of Company common stock in connection with the Company’s 401(k) Savings Plan (formerly known as the Company’s Cash or Deferred Arrangement (“Employee Savings Plus”)) (hereinafter referred to as the “Plan”), and (ii) an indeterminate amount of interests in the Plan.

I am familiar with the Articles of Incorporation and the By-laws of the Company and the resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement.  I have examined originals, or copies of originals certified or otherwise identified to my satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied myself as to such matters of fact as I have considered relevant and necessary as a basis for the opinion set forth herein.  I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons other than the officers or directors of the Company and the conformity with the original documents of any copies thereof submitted to me for my examination.

Based upon the foregoing, I am of the opinion that each Share will be legally issued, fully paid and non-assessable when such Share has been duly issued in accordance with the provisions of the Plan.

I am licensed to practice law in the State of Missouri and the foregoing opinions are limited to the laws of the State of Missouri.  I assume no obligations to update the information in this opinion letter following the Registration Statement’s date of effectiveness.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion in the Prospectus contained in the Registration Statement.

Yours truly, /s/ Heather A. Humphrey Heather A. Humphrey General Counsel and Senior Vice President – Human Resources